Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS
This Separation Agreement and General Release of Claims (this “Agreement”) is entered into by and between Dawn Smajstrla (“Employee”) and Sitio Royalties Corp., a Delaware corporation and Sitio Royalties Management, LLC, a Delaware limited liability company (together, the “Company”). Employee and the Company are each referred to herein as a “Party” and together as the “Parties.”
WHEREAS, Employee’s employment with the Company ended on February 27, 2025 (the “Separation Date”);
WHEREAS, reference is made to: (i) the Sitio Royalties Corp Amended & Restated Severance Plan effective as of August 6, 2024, as amended (the “Severance Plan”); and (ii) that certain Participation Agreement entered into by and between Employee and the Company (the “Participation Agreement”), pursuant to which Employee was designated as eligible to participate in the Severance Plan, and Employee agreed to participate in the Severance Plan;
WHEREAS, the termination of Employee’s employment is a Qualifying Termination (as defined in the Severance Plan), and this Agreement serves as the Release (as defined in the Severance Plan);
WHEREAS, the Parties wish to memorialize the severance pay and benefits that Employee is eligible to receive pursuant to the Severance Plan, which is conditioned upon Employee’s timely execution of this Agreement (and non-revocation in the time provided to do so) and Employee’s compliance with the terms of this Agreement; and
WHEREAS, the Parties wish to resolve any and all claims that Employee has or may have against the Company or any of the other Company Parties (as defined below), including any claims that Employee may have arising out of Employee’s employment or the end of such employment.
NOW, THEREFORE, in consideration of the promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:
1.Separation from Employment. As of the Separation Date, Employee ceased to have any employment relationship with the Company or any other Company Party, and Employee ceased to serve as an officer or representative of, or in any capacity on behalf of, any Company Party.
2.Separation Benefits. Provided that Employee (i) executes this Agreement and returns a copy of this Agreement signed by Employee to the Company, care of Brett Riesenfeld, Executive Vice President and General Counsel, at brett.riesenfeld@sitio.com so that it is received by Mr. Riesenfeld no later than March 20, 2025; (ii) does not revoke Employee’s acceptance of this Agreement pursuant to Section 5(h) below; and (iii) abides by each of Employee’s commitments set forth herein, then:

(a) The Company will provide Employee with a total severance payment equal to $525,000.00, less applicable taxes and withholdings (the “Separation Payment”), which Separation Payment will be divided into substantially equal installments paid over the 18-month period following the Separation Date; provided, however, that the first installment of the Separation Payment shall be made to Employee on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Separation Date and such first installment shall include (without interest) the number of installments of the Separation Payment that would have been paid to Employee had Employee received such payments on the Company’s regularly scheduled pay dates between the Separation Date and such first installment payment date; and
(b)Those unvested equity-based awards granted under the Sitio Royalties Corp. Long Term Incentive Plan, as amended from time to time (the “LTIP”), that were held by Employee as of immediately prior to the Separation Date shall immediately become fully vested as of the Separation Date; provided, however, that with respect to any equity-based award that is subject to performance-based vesting conditions, any service requirement applicable to such equity-based award shall be deemed satisfied as to a portion of such award calculated based on the number of days Employee was employed by or provided services to the Company between the applicable date of grant and the Separation Date and such pro-rata portion shall remain outstanding and, subject to the satisfaction of applicable performance metrics calculated through the end of the applicable performance period, be eligible for settlement following the end of such performance period. As a result, pursuant to this Section 2(b):
(1)The 26,750 restricted stock units (“RSUs”) granted to Employee on June 24, 2024 and the 14,498 RSUs granted to Employee on December 31, 2024, in each case, shall immediately become fully vested as of the Separation Date; and
(2)(A) With respect to the 15,604 target performance stock units (“PSUs”) granted to Employee on June 24, 2024, Employee shall be deemed to have satisfied the service requirement with respect to 3,534 target PSUs and such number of PSUs shall remain outstanding and, subject to the satisfaction of the applicable performance metrics calculated through the end of the applicable performance period (which is June 24, 2027), shall be eligible for settlement following the end of such performance period, and (B) with respect to the 4,833 target PSUs granted to Employee on December 31, 2024, Employee shall be deemed to have satisfied the service requirement with respect to 256 target PSUs and such number of PSUs shall remain outstanding and, subject to the satisfaction of the applicable performance metrics calculated through the end of the applicable performance period (which is the last trading day of calendar year 2027), shall be eligible for settlement following the end of such performance period.
The payment and benefits set forth in this Section 2 are referred to herein collectively as the “Separation Benefits.” Employee acknowledges and agrees that the Separation Benefits represent the entirety of the severance pay and benefits for which Employee is eligible pursuant to the Severance Plan, and Employee has no other right to any further severance pay or benefits from the Company or any other Company Party.

3.Satisfaction of All Leaves and Payment Amounts. In entering into this Agreement, Employee expressly acknowledges and agrees that, as of the date Employee signs this Agreement, Employee has received all leaves (paid and unpaid) to which Employee has been entitled during Employee’s employment with the Company or any other Company Party, and Employee has received all wages, bonuses and other compensation, been provided all benefits and been afforded all rights and been paid all sums that Employee has been owed by the Company or any other Company Party, including all payments arising out of all incentive plans and any other bonus arrangements. For the avoidance of doubt, Employee acknowledges and agrees that Employee had no right to the Separation Benefits but for Employee’s entry into this Agreement and satisfaction of the terms herein.
4.General Release of Claims.
(a)In exchange for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged by Employee, Employee hereby releases, discharges and forever acquits the Company, the Company’s subsidiaries and other affiliates, and each of the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans), in their personal and representative capacities (each a “Company Party” and collectively, the “Company Parties”), from liability for, and Employee hereby waives, any and all claims, damages, demands, or causes of action of any kind that Employee has or could have, whether known or unknown, against any Company Party, including any and all claims, damages, demands, or causes of action relating to Employee’s employment, engagement or affiliation with any Company Party, the termination of such employment, engagement or affiliation, Employee’s status as a shareholder or interest holder of any Company Party, or any other acts or omissions related to any matter occurring or existing on or prior to the date that Employee executes this Agreement, including (i) any alleged violation of: (A) any federal, state or local anti-discrimination or anti-retaliation law, including the Age Discrimination in Employment Act of 1967 (including as amended by the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, Sections 1981 through 1988 of Title 42 of the United States Code, and the Americans with Disabilities Act of 1990; (B) the Employee Retirement Income Security Act of 1974 (“ERISA”); (C) the Immigration Reform Control Act; (D) the Family and Medical Leave Act of 1993; (E) the Securities Exchange Act of 1934; (F) the Investment Advisers Act of 1940; (G) the Investment Company Act of 1940; (H) the Private Securities Litigation Reform Act of 1995; (I) the Sarbanes-Oxley Act of 2002; (J) the Dodd Frank Wall Street Reform and Consumer Protection Act of 2010; (K) the Texas Labor Code (including the Texas Payday Law, the Texas Anti-Retaliation Act, Chapter 21 of the Texas Labor Code, and the Texas Whistleblower Act); (L) to the extent permitted by law, any federal, state, municipal or local wage and hour law; (M) any other local, municipal, state, or federal law, regulation or ordinance; and (N) any public policy, contract, tort, or common law claim, including claims for breach of fiduciary duty, fraud, breach of implied or express contract, breach of implied covenant of good faith and fair dealing, wrongful discharge or termination, promissory estoppel, infliction of emotional distress, or tortious interference; (ii) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in, or with respect to, a Released Claim (as defined below); (iii) any and all rights, benefits or claims Employee may have under any employment contract, equity-based, profits-based, or incentive compensation plan (including the LTIP) or agreement, or other agreement with any Company Party; (iv) any claim, whether direct or derivative, arising from, or relating to, Employee’s status as a member or holder of any interests in the Company or any other Company Party; and (v) any claim for compensation, benefits, or damages of any kind not expressly set forth in this Agreement (collectively, the “Released Claims”). THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)In no event shall the Released Claims include (i) any claim to vested benefits under an employee benefit plan that is subject to ERISA and that cannot be released pursuant to

ERISA; (ii) any claim that may first arise after the date that Employee executes this Agreement; or (iii) any claims that cannot be waived as a matter of law, including claims for unemployment compensation benefits or workers’ compensation insurance benefits.
(c)Further notwithstanding this release of liability, nothing in this Agreement prevents Employee from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”) or other governmental agency, commission or regulatory authority or from participating in any investigation or proceeding conducted by the EEOC, SEC or other federal, state or local governmental agency, commission or regulatory authority (each a “Governmental Agency” and collectively “Governmental Agencies”) or cooperating with such Governmental Agency; however, Employee understands and agrees that, to the extent permitted by law, Employee is waiving any and all rights to recover from any of the Company Parties based on any of the Released Claims, including any relief that may result from any Governmental Agency proceeding or subsequent legal actions. Nothing herein waives Employee’s right to receive an award for information provided to a Governmental Agency (including, for the avoidance of doubt, any monetary award or bounty from any governmental agency or regulatory or law enforcement authority in connection with any protected “whistleblower” activity), and nothing herein or in any other agreement between Employee and any Company Party shall limit, prohibit or restrict Employee from (i) initiating communications directly with, cooperating with, providing information or making statements to, causing information to be provided to, or otherwise assisting in an investigation by, any Governmental Agency; (ii) responding to any inquiry or legal process directed to Employee from any Governmental Agency; (iii) testifying, participating or otherwise assisting in any action or proceeding by any Governmental Agency; (iv) disclosing or discussing, either orally or in writing, any alleged discriminatory or unfair employment practice; or (v) making any disclosures that are protected under the whistleblower provisions of any applicable law. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this Section 4(c) or to notify any Company Party that Employee has engaged in any such conduct.
5.Advice to Consult with Counsel; Employee’s Acknowledgements; Revocation Right. This is an important legal document. Employee is advised to consult with a lawyer before signing this Agreement. By executing and delivering this Agreement, Employee expressly acknowledges that:
(a)Employee has carefully read this Agreement;
(b)Employee is not otherwise entitled to the consideration set forth in this Agreement, but for Employee’s entry into this Agreement;
(c)Employee has had sufficient time (and at least 21 days) to consider this Agreement before the execution and delivery to Company, and no changes to this Agreement (whether material or immaterial) since the time it was first provided to Employee will re-start the period for Employee to consider this Agreement;
(d)Employee has been advised, and hereby is advised in writing, to discuss this Agreement with an attorney prior to signing this Agreement, and Employee has had adequate opportunity to do so;
(e)Employee fully understands the final and binding effect of this Agreement; the only promises made to Employee to sign this Agreement are those stated within the four corners of this Agreement, and in entering this Agreement, Employee has not relied on any representation or statement, written, or oral of any Company Party or Company Party’s agent that is not set forth in this Agreement;
(f)Employee is signing this Agreement knowingly, voluntarily and of Employee’s own free will; Employee relies on Employee’s own judgment in entering into this Agreement; and Employee understands and agrees to each of the terms and conditions of this Agreement;
(g)No Company Party has provided any tax or legal advice regarding this Agreement, and Employee has had an adequate opportunity to receive sufficient tax and legal advice from advisors of Employee’s choosing such that Employee enters into this Agreement with full understanding of the tax and legal implications thereof; and
(h)Employee has seven (7) days after signing this Agreement to revoke it (such seven-day period is referred to as the “Release Revocation Period”). This Agreement will not become effective or enforceable until the Release Revocation Period has expired without Employee exercising Employee’s revocation right. Any notice of revocation of the Agreement is effective only if such revocation is in writing and received by the Company care of care of Brett Riesenfeld, Executive Vice President and General Counsel, at the e-mail address referenced in Section 2 above, on or before the expiration of the Release Revocation Period. Employee understands that if Employee revokes Employee’s acceptance of this Agreement pursuant to this Section 5(h), neither the Company nor any other Company Party will provide Employee with the Separation Benefits, and all other terms of this Agreement will become null and void (provided, however, that the terms of Section 1 shall remain in effect).
6.Affirmation of Restrictive Covenants. Employee acknowledges and agrees that Employee has continuing obligations to the Company Parties, including obligations with respect to confidentiality, non-competition, and non-solicitation as set forth in Section 9 of the Severance Plan (the “Restrictive Covenants”). In entering into this Agreement, Employee specifically acknowledges the validity, binding effect, and enforceability of the Restrictive Covenants and expressly reaffirms Employee’s commitment to abide by (and agrees that Employee will abide by) the terms of the Restrictive Covenants. Employee further acknowledges that Employee is aware of the ongoing obligations that Employee may have under the Company’s Insider Trading Policy, applicable securities laws and any other applicable requirements related to any trading in the Company’s securities.
7.Cooperation and Non-Disparagement.
(a)Following the Separation Date, upon request from the Company, and for no additional compensation, Employee agrees to cooperate with the Company and the other Company Parties as well as their respective counsel, agents or other designees, in order to provide such information and assistance as the Company or such other Company Party may reasonably request from time to time, may include providing information and assistance with respect to the duties that Employee performed for any Company Party.
(b)In entering into this Agreement, (i) Employee agrees not to publish or otherwise make (or cause to be published or made) any statement about the Company or any of its affiliates or any of their respective officers or directors that is disparaging or that casts any of them in a false light, and (ii) the Company agrees that its Executive Leadership Team will not publish or make (or cause to be published or made) any statement about Employee that is disparaging or that casts her in a false light. Notwithstanding the foregoing, nothing in this Section 7(b) shall limit, prohibit, or restrict Employee or any other individual from publishing or otherwise making any statement (x) to any Governmental Agency, (y) required by law or legal process, or (z) otherwise permitted by Section 4(c) above.

8.Return of Property. Employee expressly represents and warrants that Employee has returned to the Company all property belonging to the Company and any other Company Party, including all documents, computer files and other electronically stored information, and all other materials provided to Employee by the Company or any other Company Party in the course of Employee’s employment or affiliation. Employee further represents and warrants that Employee has not maintained a copy of any such materials in any form. Employee agrees that, consistent with Employee’s status as a former employee, Employee will not seek to access Company systems or third-party computer networks in order to obtain Company materials.
9.Entire Agreement; Amendment; Dispute Resolution.
(a)This Agreement (and, as referenced herein, the Participation Agreement and Severance Plan) constitutes the entire agreement between the parties with respect to the matters herein provided; provided, however this Agreement shall complement and be in addition to (and not replace or supersede) any other obligation that Employee has to any Company Party with respect to non-disclosure, return of property, intellectual property, non-competition, or non-solicitation, (whether such obligation arises by contract, statute, common law or otherwise). No modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Party.
(b)Employee is a resident of Texas and was a resident of Texas as of the Separation Date, and any dispute arising out of or relating to this Agreement shall be subject to the exclusive jurisdiction of the federal or state courts, as applicable, located in Harris County, Texas.
10.Headings; Interpretation. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Unless the context requires otherwise, all references herein to laws, regulations, contracts, agreements, instruments and other documents shall be deemed to refer to such laws, regulations, agreements, instruments and other documents as they may be amended, supplemented, modified and restated from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all exhibits, and not to any particular provision hereof. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the Parties.
11.Third Party Beneficiaries. Each Company Party that is not a signatory hereto shall be a third-party beneficiary of Employee’s covenants, warranties, representations, and release of claims set forth in this Agreement and entitled to enforce such provisions as if it was a party hereto.
12.No Waiver. No failure by any Party at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
13.Severability and Modification. To the extent permitted by applicable law, the Parties agree that any term or provision of this Agreement (or part thereof) that renders such term or provision (or part thereof) or any other term or provision (or part thereof) of this Agreement invalid or unenforceable in any respect shall be severable and shall be modified or severed to the extent necessary to avoid rendering such term or provision (or part thereof) invalid or unenforceable, and such severance or modification shall be accomplished in the manner that most nearly preserves the benefit of the Parties’ bargain hereunder.
14.Withholding of Taxes and Other Employee Deductions. The Company may withhold from any payment made pursuant to this Agreement all federal, state, local, and other taxes and withholdings as may be required pursuant to any law or governmental regulation or ruling.
15.Counterparts. This Agreement may be executed in one or more counterparts (including portable document format (.pdf) and facsimile counterparts), each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.
16.Section 409A. Neither this Agreement nor the payments provided hereunder are intended to constitute “deferred compensation” subject to the requirements of Section 409A of the Internal Revenue Code of 1986 and the Treasury regulations and interpretive guidance issued thereunder (collectively, “Section 409A”), and this Agreement shall be construed and administered in accordance with such intent. For purposes of Section 409A, each payment provided under this Agreement shall be treated as a separate payment. Notwithstanding the foregoing, the Company makes no representations that this Agreement or the payments provided under this Agreement complies with or is exempt from the requirements of Section 409A and in no event shall the Company or any other Company Party be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement with the intent to be legally bound.
DAWN SMAJSTRLA

/s/ Dawn Smajstrla
Dawn Smajstrla

Date: 3/18/25

SITIO ROYALTIES CORP.
SITIO ROYALTIES MANAGEMENT, LLC

By: /s/ Chris Conoscenti

Name:    Chris Conoscenti

Title:    Chief Executive Officer

Date: 3/18/25

Signature Page to
Separation Agreement and General Release of Claims